Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange Chairman and Chief Executive Officer (763) 551-5000
For Immediate Release
CONTACT:	Investor Relations: Cara O’Brien/Melissa Myron Media Relations: Stephanie Sampiere Financial Dynamics (212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS
THIRD QUARTER RESULTS

Minneapolis, MN, December 23, 2003 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its third quarter and nine months ended November 29, 2003.

For the third quarter, net income increased to $11.4 million, or $0.29 per diluted share, compared with $11.3 million, or $0.28 per diluted share, in the prior year period.  Net sales for the third quarter increased 17% to $107.3 million from $91.8 million last year, while same-store sales declined 1% during the quarter.

During the quarter, the Company opened 41 new stores bringing the total number of new stores to 97 for the year.  As of November 29, 2003, the Company operated 535 stores including 414 Christopher & Banks stores and 121 C.J. Banks stores.

For the nine months ended November 29, 2003, net income increased 11% to $31.0 million, or $0.81 per diluted share, compared with $28.0 million or $0.70 per diluted share last year.  Net sales for the nine-month period increased 19% to $290.4 million from $243.4 million last year, while same-store sales were flat with last year.

Bill Prange, Chairman and Chief Executive Officer of Christopher & Banks Corporation commented, “While the retail environment remained difficult, we were able to generate an increase in earnings per diluted share for both the third quarter and nine month period.  In addition, we ended the quarter with a very strong balance sheet as evidenced by approximately $72 million in cash and short-term investments and no long-term debt.  We are pleased that our solid financial position, healthy cash flow and efficient operating structure have allowed us to internally fund our new store growth initiatives.”

Mr. Prange concluded, “We have continued to see a cautious consumer thus far in December.  In addition, business has been impacted by snowstorms in many of our market areas and intense competition in our market segment.  As such, sales have not been as strong as initially expected and we now expect a decline in December same-store sales in the range of 7% to 8%.  While current market conditions make it difficult to accurately predict post-holiday sales trends, we are currently planning for a 3% to 6% decrease in same store sales for the fourth quarter.  Using these assumptions, we anticipate earnings per diluted share for the fourth quarter to range from $0.24 to $0.27, compared to $0.27 last year, and earnings per diluted share for the full year to range from $1.05 to $1.08 versus $0.97 in the year ago period.

The Company will discuss its third quarter results in a conference call scheduled for today, December 23, 2003, at 5 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing providing exclusive fashions under the Christopher & Banks and C.J. Banks labels.  Currently, the Company operates 535 stores in 42 states.  For more information on Christopher & Banks Corporation, visit the Company’s website at www.christopherandbanks.com.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Tables Follow

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE INCOME STATEMENT

FOR THE THREE AND NINE MONTHS ENDED

NOVEMBER 29, 2003 AND NOVEMBER 30, 2002

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 29, 2003	November 30, 2002	November 29, 2003	November 30, 2002
	(Unaudited)		(Unaudited)

Net sales	$107,285	$91,750	$290,368	$243,364
Merchandise, buying and occupancy, exclusive of depreciation and amortization shown separately below	62,211	51,825	163,775	135,860
Gross profit, exclusive of depreciation and amortization shown separately below	45,074	39,925	126,593	107,504
Selling, general and administrative	23,629	19,351	68,120	55,752
Depreciation and amortization	3,044	2,415	8,492	6,818
Operating income	18,401	18,159	49,981	44,934
Interest income	(150)	(196)	(549)	(619)
Income before income taxes	18,551	18,355	50,530	45,553
Income tax provision	7,161	7,067	19,505	17,538

Net income	$11,390	$11,288	$31,025	$28,015

Basic earnings per share:
Net income	$0.30	$0.29	$0.83	$0.73

Basic shares outstanding	37,747	38,666	37,472	38,384

Diluted earnings per share:
Net income	$0.29	$0.28	$0.81	$0.70

Diluted shares outstanding	38,705	39,746	38,398	39,894

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE BALANCE SHEET

(in thousands)

	November 29, 2003	November 30, 2002
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,157	$34,926
Short-term investments	50,865	11,992
Merchandise inventories	40,229	36,659
Other current assets	10,251	10,984
Total current assets	122,502	94,561

Property, equipment and improvements, net	78,255	66,901

Other assets	85	1,956

Total assets	$200,842	$163,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,599	$898
Accrued liabilities	14,587	11,845
Income taxes payable	959	2,284
Total current liabilities	20,145	15,027

Other liabilities	4,997	2,737

Stockholders’ equity:
Common stock	422	414
Additional paid-in capital	59,090	51,754
Retained earnings	136,462	96,486
Common stock held in treasury	(20,274)	(3,000)
Total stockholders’ equity	175,700	145,654

Total liabilities and stockholders’ equity	$200,842	$163,418

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